Exhibit 99.2
LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
April 23, 2009
4:00 pm CT

Operator:	Welcome to the Endologix 2009 first-quarter conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press Star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press Star 0 for operator assistance.

As a reminder, this conference is being recorded on April 23, 2009. I would now like to turn the conference over to Ms. Jody Cain. Please go ahead, ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating on today’s call. Joining me from Endologix are John McDermott, President and Chief Executive Officer and Bob Krist, Chief Financial Officer.

Earlier this afternoon Endologix issued a press release announcing financial results for the 2009 first quarter. If you have not received the news release or would like to be added to the company’s distribution list please call Lippert Heilshorn in Los Angeles at (310) 691-7100 and speak with Amy Higgins. This call is also being broadcast live over the Internet at www.endologix.com

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

and a replay of the call will be available on the company’s website for the next 14 days.

Before we begin I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission. Furthermore the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, April 23, 2009. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said I’d like to turn the call over to John McDermott. John?

John McDermott:	Thank you, Jody and I would like to welcome everyone joining us on the call today. We are pleased to report another quarter of strong sales growth. Our global revenue for Q1 2009 reached a record $11.8 million, a 42% increase over Q1 last year and an 11% increase from the fourth quarter of 2008.

Our first-quarter domestic sales increased 49% compared with the prior year and was up 11% sequentially. This is our 17th quarter of consecutive domestic sales growth.

We attribute the strong sales increase to a combination of new product introductions and the effectiveness of our domestic sales force. As a reminder, we have received four FDA approvals in the past six months which has put us in a great position to drive revenue. Of those four approvals, we have recently launched three in the U.S., and plan to launch the fourth next quarter.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

Last November we introduced our new Powerlink XL® system which is a device that enables us to treat aortic aneurysms with necks up to 32 millimeters. The Powerlink XL opened an additional 15% of the U.S. market, worth an estimated $70 million. Powerlink XL has the lowest-profile delivery system of any AAA device in the U.S. to treat large-neck aneurysms.

Also last November we launched our suprarenal proximal extensions which positions Endologix as the only AAA-device company to offer physicians the choice of either infrarenal or suprarenal configurations. The first presentation of our clinical trial data for the suprarenal extension was presented last month at the Society for Clinical Vascular Surgery meeting by principal investigator Dr. Stuart Harlin of Sacred Heart Medical Center in Pensacola, Florida.

Highlights from the study were:
▪	100% technical success;

▪	No aneurysm ruptures;

▪	No conversion to open surgical repair;

▪	No stent graft migration;

▪	No stent fractures;

▪	No ePTFE graft material failures; and no Type III or Type IV endoleaks.

These outstanding results are consistent with our prior clinical trials but are particularly impressive given the fact that 93% of the patients in the study had one or more hostile neck anatomies which demonstrates the capability and clinical effectiveness of this new device.

Another one of our recent new-product introductions is the IntuiTrak™ Delivery System, which simplifies delivery and deployment of the Powerlink device. IntuiTrak is a low-profile system that features enhanced flexibility,

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

advanced hemostasis control, and a hydrophilic coating to facilitate smooth delivery. The device has an integrated sheath so physicians don’t have to exchange introducers which minimizes vessel trauma and reduces overall procedure time.

Following FDA approval in October of last year we introduced IntuiTrak through a limited market release to gain more clinical experience, train our sales force, and build inventory. Based upon positive physician feedback during the limited release we moved up the timing for the full commercial launch to mid-March. The IntuiTrak was used in approximately 40% of our domestic Powerlink cases during the first quarter and we expect that it will be used in virtually all future domestic Powerlink procedures.

Last month we received FDA approval for our IntuiTrak Express delivery system. Express incorporates all of the advantages of IntuiTrak but it further reduces the delivery-system profile and makes us the only AAA device company that can deliver a 34mm device through a 19F sheath. We are currently conducting a limited market release with this device and expect a full commercial launch in the third quarter of this year.

Turning to our sales force, we’re very pleased by the results in increased productivity achieved during the quarter. We implemented a number of sales-force initiatives in the second half of last year and are starting to see impressive gains in average sales per territory and increased account penetration. With those comments I would like to turn the call over to Bob Krist to review our financial performance. Bob?

Bob Krist:	Thank you, John and good afternoon to all. Powerlink system product revenue for the first quarter reached a record $11.8 million which, as John mentioned, represents a 42% increase from $8.3 million in the first quarter of 2008 and an

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

11% sequential increase from the $10.7 million we reported in the fourth quarter of 2008.

Domestic product sales increased 49% to $10.2 million from $6.8 million in the 2008 first quarter and 11% from $9.1 million in the 2008 fourth quarter. There were 46 covered sales territories in the first quarter of 2009 versus 48 in the prior year quarter. Consequently the 49% year over year domestic sales increase was driven entirely by the increase in sales force productivity together with the first full quarter of Powerlink XL and suprarenal extension sales. We estimate that these new products contributed about $1.4 million of incremental revenue in the first quarter relative to the prior-year quarter and about $700,000 of incremental revenue on a sequential-quarter basis.

International sales for the quarter were $1.7 million, up 13% from $1.5 million in the prior-year first quarter and up 7% from $1.6 million in the fourth quarter of 2008.

Gross profit increased by 54% to $8.9 million compared with $5.8 million in the first quarter last year. That was the product of the 42% increase in revenue and a further improvement in gross margin.

Indeed gross margin was 75% of total revenue in the first quarter, up from 70% in the prior-year first quarter and from 73% in the fourth quarter of 2008. Faster growth in domestic revenue relative to international sales through distributors, the change in product mix to now include Powerlink XL, and lower cost per unit due to volume efficiencies all contributed to the gross margin improvement.

Sales and marketing expense of $6.6 million increased 14% versus the prior year due primarily to the impact of higher sales commissions on the 49%

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

domestic sales increase. We also incurred about $240,000 of expense associated with our once-per-year national sales meeting which was focused on the training for and launch of the IntuiTrak delivery system. As mentioned, on average there were 46 covered sales territories during the first quarter. That was unchanged from the fourth quarter of 2008 and less than the 48 covered territories in the first quarter of 2008.

Research, development, and clinical expense for the first quarter of 2009 was $1.4 million versus $1.5 million last year. The decrease was primarily due to lower development-material expense for the IntuiTrak program relative to the prior-year period and lower clinical-trial expenses.

General and administrative expense was $2.1 million versus $2.3 million in the 2008 first quarter. During 2008 we resolved legal matters which had represented about $1.5 million in legal or settlement related expenses and of that amount about $400,000 was incurred in the first quarter of 2008.

Total operating expenses were $10 million in the first quarter which was a 5% increase compared with $9.6 million in the prior-year quarter.

Stock-option expense included in those numbers in the 2009 first quarter was $742,000 compared with $570,000 in the 2008 first quarter. The line-item breakdown for the 2009 charge was as follows: $38,000 charged to cost of sales; $81,000 charged to R&D; $238,000 charged to sales and marketing; and $385,000 charged to G&A.

So, overall the net loss in the first quarter of 2009 was $1.2 million or 3 cents per share, which compares with a net loss of $3.7 million or 9 cents per share for the first quarter of 2008. Stock-option expense accounted for $0.02 of the

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

$0.03 loss per share in the current first quarter and also $0.02 of the $0.09 loss per share in the prior-year quarter.

During the first quarter we continued to control working capital. Accounts receivable days sales outstanding averaged 54 days including both domestic and international accounts and was 54 days at quarter end. Inventory turnover was at 1.6 turns at the end of the quarter and included a buildup of IntuiTrak inventory for our full commercial launch which began in March. Inventory turnover at March 2008 was 1.4 turns.

Total cash as of March 31, 2009 was $7.3 million, compared with $8.1 million as of December 31, 2008. Consequently the cash burn in the first quarter was $764,000. However, we did achieve positive earnings of $232,000 before the non-cash charges of depreciation, amortization and stock-based compensation in the first quarter.

Indeed we achieved overall positive cash flow from operations in each of the months of February and March, which is a very strong indicator that we are on track to reach cash-flow positive from operations in the second quarter of 2009. With that I’ll turn the call back to John.

John McDermott:	Thanks, Bob. As you can see from the results, we’ve made a lot of progress in the past six months and we have high expectations for continued sales growth and market-share gains in 2009. Powerlink XL and our suprarenal extensions were only launched in November so we’ve still got a full year of growth from those new devices. IntuiTrak was just launched a little over a month ago and we’re getting very positive feedback on the simplicity of the device, the integrated introducer and the ability to navigate tight access vessels.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

The limited market release for IntuiTrak Express is going very well and we expect to launch that new product on time in Q3. The sales force is doing a great job. We are penetrating current accounts more deeply and systematically adding new customers to build the business over the long term.

And lastly, we were cash-flow positive in both February and March so we’re well on our way to generating positive cash flow from operations this second quarter and we don’t need to raise capital to support the growth of our core business.

Over the past year we’ve studied the market and determined that there are several unmet clinical needs to treat aortic disorders. We believe that the market opportunity for less-invasive devices in the aorta will be worth well over $1 billion over the next several years and our vision is to become the innovator in this category. We have already established a strong technology platform and a direct sales force to treat infrarenal aneurysms and we plan to develop and introduce new technologies that will expand the aneurysm market and help patients with other aortic disorders. I will provide more details about our internal programs and business development activities later in the year. With that overview I would like to open the call up for questions. Operator?

Operator:	Yes, ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press Star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your request you may do so by pressing the Pound key. If you are using a speaker phone please pick up your handset before entering your request.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

Again, we request that if you have pressed Star 1 to ask a question before this time, please press it once more to ensure you enter into the queue. One moment please for the first question.

John McDermott:	While we wait for the first question, I am pleased to announce that we just found out yesterday that the clinical results from our Powerlink XL study were accepted for publication in the Journal of Vascular Surgery, so we expect those exceptional results to be published before the end of this year. With that said, Operator, we’re ready for the first question.

Operator:	Thank you and our first question comes from the line of Shawn Fitz with Stephens, Incorporated.

Shawn Fitz:	Hey, good afternoon John, Bob, and congratulations on another really solid quarter.

John McDermott:	Thanks, Shawn.

Bob Krist:	Thanks, Shawn.

Shawn Fitz:	Hey, John, you talked a little bit about the fact that your new product and, in particular, the IntuiTrak is enabling you to access new customers and penetrate your existing customer base more deeply. On the opening the doors to new accounts, could you maybe provide a handful of anecdotes or an anecdote for us that — to give us some idea of how significant an impact that is and maybe how much headroom there is in terms of additional new market opportunities for you all to penetrate doctors you previously haven’t done business with.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

John McDermott:	Yeah, Shawn, I think the thing that’s really been encouraging about IntuiTrak is there are a lot of physicians who have heard of our device or have had some experience with it because we’re able to treat some anatomies that the competitive devices don’t do as well in just because we build from the bottom up with our anatomical fixation platform. But one of the barriers to greater share capture over time has been the ease of use of our system.

And so what we’re finding is that for a physician to have fundamentally liked the idea of anatomical fixation and the idea of our platform in general, now with the ease of use of IntuiTrak it just makes them — a much greater willingness for them to try the new product. And when they do generally what happens is they have a good experience and they want to schedule another case and another case. So early on that’s an anecdote but it’s gone very well.

I will say when we launched Powerlink XL and the suprarenal extensions at the end of last year our initial focus was on existing accounts because we didn’t want to train physicians on the old system and then retrain them on the new system. So we had an opportunity to penetrate more deeply in our existing customer base in the fourth quarter of last year and then also for part of the first quarter this year. As we now start to transition some of our focus to new accounts we’re getting very good uptake in physician feedback.

Shawn Fitz:	Okay great, John. And then I guess maybe this is directed towards Bob. Bob, as we think about the new products that you all have launched recently, could you just give us some idea of magnitude of impact, maybe the ASP if any, and also kind of explain to us how that flows through from a margin standpoint on each of your new products.

Bob Krist:	Sure, well we do have a slight upcharge with the new technology but it’s not a significant driver of the margins. Obviously it’s helpful and moves in the

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

correct direction. But the significant effects on the margin related to a much faster growth rate of the domestic direct sales relative to the distribution based international sales.

And, you know, we largely have realized now the full benefit of the ePTFE effect so I wouldn’t expect that to be dramatic on a going forward basis. So while there’s a small benefit from pricing it’s not the principal driver.

Shawn Fitz:	Okay great. John, last question with a follow-up, any plans to add to your headcount from a sales-force perspective?

John McDermott:	Yeah I still think we have a little bit of opportunity with the current team. As you can see we’ve held it relatively flat. Our target for this year is 50 to 52. As we continue to get more and more sales per territory we’ll start to very gradually continue to add to the sales team as we move forward.

Shawn Fitz:	Okay great, so, John even if we held the headcount on your covered territories constant at current levels, based on our model it seems that you can get modestly above the low end of your guidance with really no improvement in productivity. Is there any reason to think that we shouldn’t continue to see sequential improvements in your sales force productivity numbers?

John McDermott:	No.

Shawn Fitz:	Okay, great guys, thanks.

John McDermott:	You’re welcome.

Operator:	Thank you. Our next question comes from the line of John Putnam with Nextwave Research.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
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John Putnam:	Thanks very much and that really was a super quarter. I wondered, John, if you might just give us some color on the international market. I mean, there’s a big divergence between the growth of, you know, the market here in the U.S. And that’s not saying that 13% overseas isn’t a nice increase but can you just give us some color on that if you would?

John McDermott:	Sure. Yeah we’re still growing outside the U.S., but keep in mind that we already had the Powerlink XL and the suprarenal extensions outside the U.S. We also got a stocking order from Japan in Q1 of last year so that affects our year over year comps. And then lastly, a few of our international distributors are invoiced in Euros and the change in exchange rate over the past year negatively impacted the year over year growth rate of international sales by about 5%.

John Putnam:	Okay.

John McDermott:	But overall they’re all still doing very well.

John Putnam:	Yeah I thought there was a stocking order from Japan in the first quarter of last year. It was about what, $400,000 if I remember correctly?

Bob Krist:	I think that’s a little on the high side. I think it was under $300,000, John.

John Putnam:	All right, thanks, Bob. I wondered if, you know, John, you talked about the extensions increasing the market in the U.S. by about $70 million. What would be the figure overseas? Would you think it would be equal to that or...

John McDermott:	Well it would be a little bit less but again we had already had Powerlink XL launched overseas. So the incremental, the new market opportunity for

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

Powerlink XL and the suprarenal extensions was primarily in the U.S. which puts it at $70 million new segment opportunity.

John Putnam:	Okay, and does IntuiTrak expand the market do you think or does it just make it more or easier if you will to gain market share?

John McDermott:	I think it primarily makes it easier to gain market share. There are some situations — one of the bits of feedback that we’re getting is that physicians are surprised with their ability to navigate some anatomies that previously they had difficulty with other devices. So to the extent that they couldn’t get into an aneurysm with one of the, you know, there could be some market expansion there.

There is also — there are some physicians who are choosing to use the device percutaneously and to the extent that brings new customers into the marketplace it could expand the market as well. So there maybe is a little bit of market expansion but it’s primarily focused on our ability to capture more share in the current market.

John Putnam:	And does it — how much does it reduce procedure time? Do you have any idea on that?

John McDermott:	Well we did an evaluation of our first 100 procedures with IntuiTrak and we compared that first 100-procedure experience to the published data that we have on the competitive devices. So for our first 100 cases, and again that would include some learning curve, those guys were understandably going a little bit slower as they were learning a new system. Our average procedure time was about 107 minutes.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

And that compares to competitive clinical trial published data for example, the Talent or the Medtronic PMA, their average time was 167 minutes; the Cook Zenith average time was 153 minutes; and the Gore Excluder average procedure time was 144 minutes. So this is anecdotal because it wasn’t done in, you know, a clinical study setting but it’s certainly a good indication that there might be a procedure time advantage for our device.

John Putnam:	Okay and one final question, one of the things that, you know, we’ve always known is that you do well in accounts that don’t do a lot of procedures annually and have a much lower market share in the really large accounts. Is there any shift going on there and is it attributable to the new products and the new delivery system?

John McDermott:	I’d say so far that shift has been negligible. We have got, you know, we segment our business in several different categories in terms of hospital volume. We track different hospital sizes, 0 to 10 cases a year, 10 to 20, 20 to 30, so on and so forth. And we’ve seen a fairly consistent mix among those various size accounts with a little bit of a bump up in the larger accounts in the first quarter of this year. So I do think this does open us up to getting better penetration in those larger accounts as we move forward.

John Putnam:	That’s great, thanks. So we have that to look forward to really.

John McDermott:	I think so, yeah.

John Putnam:	Good. Thanks very much.

Bob Krist:	John, let me just go back to your earlier question. I’ve had a moment to check the number and indeed it was $364,000 stocking order to Japan Q1 last year.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

John Putnam:	Thanks very much, Bob. Thanks, guys.

John McDermott:	You bet.

Operator:	The next question comes from the line of Boris Peaker with Rodman.

Boris Peaker:	Thank you for taking my question and congratulation on an excellent quarter. I just have a question in terms of the new data that you have on Powerlink XL and I understand that’s going to be published soon as well as your IntuiTrak device. What high-profile opportunities or medical meetings do you anticipate to present this data this year? And as a second part of that question is, are there CMEs that you will be conducting at those meetings or at some other times where you could really get this in front of the doctors and show them this new data?

John McDermott:	Yeah well we — actually the Powerlink XL data was presented for the first time at the VEITH Symposium in November in New York. So that data has already been presented. What I mentioned earlier was the first time that data is going to be in print will probably be in the fall of this year. We just presented the suprarenal clinical study data last month at the Society of Clinical Vascular Surgery meeting. So most of the most recent data has already had some degree of podium presence.

Now we do have some other data primarily as we’re starting now to gather some clinical results with the IntuiTrak that we will start to share at the medical meetings that are happening between now and the end of the year.

As far as the CMEs go, typically we don’t, as a company, directly sponsor the CME activities. The doctors get - depending on the meeting can get some CME credit for their participation in the meeting. What we do is we work with

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
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the physicians who are going to be speaking on the podium to make sure that our data gets presented at those meetings. And so we expect to have more presentations during 2009 with primarily a focus on IntuiTrak.

Boris Peaker:	Okay great, and my second question in terms of accounts or receivables. Do you see a potential improvement in the billing system to kind of decrease that duration or where do you see they could go?

Bob Krist:	Well we — our DSO has actually been very steady over the past few years between I would say about 52 and 54 days sales outstanding. Our sense is that that’s a fairly reasonable level and we’re monitoring more so from the other perspective, you know, as the economy continues to be under pressure here to pay attention that we’re not seeing any trends toward slower pay or uncollectable accounts. And as I said, so far it has been really very, very steady and we expect it to really remain in that range of the low 50s.

Boris Peaker:	All right, thank you very much for taking my question.

John McDermott:	You’re welcome.

Operator:	Once more ladies and gentlemen, a reminder to register for a question please press Star then the number 1 on your telephone keypad. Our next question comes from the line of Ron Ree with Rodman Renshaw.

Ron Ree:	My question has been answered, thank you very much.

Operator:	Thank you. And we have another question from John Putnam with Nextwave Research.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
Confirmation #92665041

John Putnam:	Yeah, thank you. John, traditionally AAA procedures have not been affected by any kind of economic conditions. Is that still what you’re seeing here?

John McDermott:	Yeah it really is. We’re not — there is no indication that, you know, these procedures are just not elective.

John Putnam:	Right.

John McDermott:	And there is already a fairly significant number of diagnosed aneurysms in the marketplace that are being tracked by their physicians. So they monitor the size and growth rates of these aneurysms and once they get to be a certain size or a certain growth rate they really have to be treated because the alternative is rupture and death. So it doesn’t — we’re seeing no indication of a slowdown in the number of procedures in the U.S.

John Putnam:	So it’s still watchful waiting and then some kind of intervention?

John McDermott:	That’s exactly right.

John Putnam:	Okay great, thanks.

John McDermott:	You bet.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

John McDermott:	Okay, once again I’d like to thank everyone for joining us today and your questions and your support. We are pleased with our recent results and are committed to building Endologix into a leading innovator in the treatment of aortic disorders. If you have any additional questions please don’t hesitate to

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-23-09/4:00 pm CT
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give me a call. We look forward to keeping you apprised of our progress and thanks again for your interest in Endologix.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.
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